Exhibit 99.1

January 30, 2020	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION REPORTS

EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2019

Glen Head, New York, January 30, 2020 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the quarter and year ended December 31, 2019.  In the highlights that follow, all comparisons are of the current quarter or year to the same period last year unless otherwise indicated.

2019 HIGHLIGHTS

•	Net Income was $41.6 million, relatively unchanged from 2018. EPS increased to $1.67 from $1.63
•	Net income includes fourth quarter executive severance and retirement charges of $2.0 million ($2.6 million pre-tax), or $.08 per share
•	ROA and ROE were .99% and 10.61%, respectively, compared to 1.00% and 11.09%
•	Quarterly net interest margin and the cost of interest-bearing deposits and liabilities stabilized during 2019. Quarterly NIM ranged from 2.56% to 2.58%
•	Cash Dividends Per Share increased 9.4% to $.70 from $.64
•	Book Value Per Share increased 6.5% to $16.26 at 12/31/19 from $15.27 at 12/31/18
•	Repurchased 276,200 shares during the quarter at a cost of $6.7 million and 1,686,100 shares in 2019 at a cost of $38.2 million

FOURTH QUARTER HIGHLIGHTS

•	Net Income and EPS were $9.2 million and $.38, respectively, versus $10.1 million and $.39
•	ROA and ROE were .88% and 9.32%, respectively, compared to .95% and 10.39%

Analysis of 2019 Earnings

Net income for 2019 was $41.6 million, remaining relatively unchanged from 2018.  Earnings for 2019 include decreases in net interest income and noninterest income, before securities losses in 2018, of $2.3 million and $2.1 million, respectively, and increases in the provision for loan losses of $1.8 million, noninterest expense of $1.1 million and income tax expense of $3.2 million.

The decline in net interest income occurred as yield curve flattening and inversion led management to slow loan and overall balance sheet growth.  Three 25 basis point decreases in the federal funds target rate during 2019 to a current level of 1.50% to 1.75% started to provide some relief on the cost of total interest-bearing liabilities.  However, the increase in the cost of total interest-bearing liabilities in 2019 far outpaced the increase in the yield on total interest-earning assets.  When comparing 2019 to the prior year, the cost of total interest-bearing liabilities increased by 28 basis points while the yield on total interest-earning assets only increased by 12 basis points.  Overall, net interest margin declined 7 basis points to 2.57% for 2019 from 2.64% for 2018.

Since mid-2018 management has been proactive in addressing net interest margin stabilization.  Actions taken thus far include, among others:

•	Downward repricing of certain interest-bearing deposits
•	Hiring additional lenders to grow commercial and industrial loans
•	Reducing overall balance sheet growth by slowing loan growth and the related need for funding
•	Changing the mix of loans being originated to higher yielding commercial mortgages from lower yielding residential mortgages
•	Restructuring the securities portfolio
•	Hedging a portion of short-term borrowings with interest rate swaps
•	Shifting between Federal Home Loan Bank (“FHLB”) advances and brokered certificates of deposit (“CDs”) to reduce funding costs.

Management anticipates further downward deposit rate adjustments in 2020.  The current level of the federal funds target rate and further repricing of interest-bearing deposits are expected to drive a lower cost of funds during 2020 as compared to 2019 and may result in a stable to modest increase in net interest margin.

Management’s decision to slow loan growth resulted in a small increase of $40.0 million, or 1.3%, in the average balance of loans when comparing the current year and prior year and a reduction of $75.2 million in loans outstanding during 2019.  Growth in the average balance of loans was funded by increases in the average balances of interest-bearing deposits of $120.3 million, or 5.4%, and stockholders’ equity of $16.7 million, or 4.5%, and a decrease in securities of $36.2 million, or 4.5%.  These sources of funds were also used to reduce the average balance of total borrowings by $128.8 million, or 20.7%.  The growth in deposits and reduction in borrowings were mainly the result of using brokered CDs as a lower cost alternative to FHLB advances.  Substantial contributors to the growth in the average balance of stockholders’ equity were net income and the issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan, particularly during the first-half of 2018, partially offset by cash dividends declared and common stock repurchases which began in December 2018.

Management is expecting balance sheet growth from year-end 2019 to year-end 2020.  However, a modest mortgage loan pipeline at year end of $16 million could result in a reduction in total loans outstanding during the first quarter of 2020 as loan runoff could exceed originations during the quarter.

The increase in the provision for loan losses of $1.8 million versus the prior year was primarily due to an improvement in economic conditions in 2018 and higher net chargeoffs in 2019, partially offset by a decrease in outstanding loans of $75.2 million in 2019 versus an increase of $313.0 million in 2018.

The decrease in noninterest income, before securities losses in 2018, of $2.1 million, or 16.4%, is primarily attributable to:

•	Bank-owned life insurance (“BOLI”) death benefit in 2018 of $565,000
•	Decline in the non-service cost components of the Bank’s defined benefit pension plan of $823,000
•	Gain on the sale of bank premises in 2018 of $1.2 million

Partially offsetting these items was an increase in service charges on deposit accounts of $580,000 primarily related to higher overdraft and maintenance and activity charges.  Management has implemented initiatives to increase fee income on deposit accounts and is focused on growing noninterest income from existing and potential new sources.

Securities losses of $10.4 million ($7.5 million after-tax) in 2018 resulted from portfolio restructuring transactions involving the sale of lower yielding securities and replacing them with higher yielding securities or using the proceeds to eliminate inefficient leverage by paying down borrowings.

Noninterest expense increased $1.1 million, or 1.8%, versus 2018. The increase is primarily attributable to increases in salaries and employee benefits of $646,000, or 1.8%, occupancy and equipment expense of $218,000, or 1.9%, and technology and professional services fees of $779,000, partially offset by decreases in FDIC insurance expense of $653,000 and marketing expense of $515,000.  The increase in salaries and employee benefits includes executive severance and retirement charges of $2.6 million ($2.0 million after-tax) in the fourth quarter of 2019 and the forfeiture of certain stock-based compensation awards in 2018.  These items were partially offset by a decrease of $1.5 million due to special salary-related items recorded in 2019 and 2018 and a decline in retirement plan expense of $313,000.  The increase in occupancy and equipment expense is mainly due to higher rent and other operating costs on the Bank’s facilities and equipment and the cost of an environmental remediation.  The increase in technology and professional services fees includes an increase in consulting fees of $454,000 mainly related to a revenue enhancement project.  The decrease in FDIC insurance expense is due to FDIC assessment credits received by the Bank during the third and fourth quarters of 2019.  The decrease in marketing expense is due to fewer branch openings.

Income tax expense increased $3.2 million and the effective tax rate increased to 16.5% from 10.9% when comparing 2019 and 2018.  These increases are primarily attributable to a decline in the current year in tax-exempt income from municipal securities and BOLI and the recognition in 2018 of state and local net operating loss carryforwards, higher excess tax benefits from stock-based compensation and tax savings resulting from a cost segregation study.  The increase in income tax expense also reflects higher pretax earnings in 2019 as compared to 2018.  Management expects the Corporation’s effective tax rate for 2020 to be approximately 18.0% to 18.5%.

Analysis of Earnings – Fourth Quarter 2019 Versus Fourth Quarter 2018

Net income for the fourth quarter of 2019 was $9.2 million as compared to $10.1 million for the same quarter of 2018.  The decline is primarily attributable to decreases in net interest income and noninterest income, before securities losses in the 2018 quarter, of $1.6 million and $1.2 million, respectively, and a decrease in the credit provision for loan losses of $2.1 million.  Also contributing to the decline are increases in salaries and employee benefits of $1.5 million and occupancy and equipment expense of $248,000.  Partially offsetting these items is a decrease in FDIC insurance expense of $285,000 from the aforementioned assessment credit and a decrease in income tax expense of $179,000 due to lower pretax earnings in the 2019 quarter as compared to the 2018 period.  The decrease in net interest income and increase in occupancy and equipment expense occurred for substantially the same reasons discussed with respect to the full year periods.  The decrease in noninterest income is mainly due to the aforementioned gain on the sale of bank premises in the 2018 quarter and a decrease in the non-service cost components of the Bank’s defined benefit pension plan of $206,000, partially offset by an increase in service charges on deposit accounts of $204,000.  The credit provision for loan losses of $2.3 million in the fourth quarter of 2018 was mainly due to an improvement in economic conditions in the 2018 quarter.  The increase in salaries and employee benefits includes the aforementioned severance and retirement charges of $2.6 million in the 2019 quarter partially offset by declines in retirement plan expense and incentive compensation of $497,000 and $225,000, respectively.  Securities losses of $5.4 million in the 2018 quarter resulted from the aforementioned portfolio restructuring transactions.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2019

Net income for the fourth quarter of 2019 declined by $1.6 million from $10.8 million for the third quarter.  The decrease is primarily driven by the aforementioned severance and retirement charges of $2.6 million partially offset by a health insurance premium credit of $429,000.  Also contributing to the decrease was higher occupancy and equipment expense of $320,000 in the fourth quarter for the same reasons discussed with respect to the full year periods.  Partially offsetting these items were decreases in the provision for loan losses of $560,000 and income tax expense of $535,000.  The decrease in the provision for loan losses was mainly due to improvements in historical loss rates and lower growth rate trends in the fourth quarter.  The decrease in income tax expense was mainly due to lower pretax earnings in the fourth quarter.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) declined 2 basis points from .94% at year-end 2018 to .92% at December 31, 2019.

The provision (credit) for loan losses was $33,000 and ($1.8 million) in 2019 and 2018, respectively.  The provision in 2019 was driven mainly by net chargeoffs of $1.6 million partially offset by declines in outstanding loans and lower growth rate trends.  The credit provision in 2018 was driven mainly by an improvement in economic conditions and a reduction in historical losses, partially offset by loan growth and net chargeoffs.

The credit quality of the Bank’s loan and securities portfolios remains strong.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at very low levels.

On January 1, 2020, the Corporation adopted ASU 2016-13 “Measurement of Credit Losses on Financial Instruments” (“CECL”).  Implementation of this accounting standard is expected to result in a CECL allowance for credit losses that is less than 10% higher than the Bank’s December 31, 2019 allowance for loan losses.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.4%, 14.9%, 14.9% and 16.1%, respectively, at December 31, 2019.  The strength of the balance sheet positions the Corporation for growth.

The Corporation has a $50 million stock repurchase program under which $39.7 million has been purchased to date. Stock repurchases are currently being utilized by the Corporation to enhance EPS and ROE.

Strategic Initiatives and Challenges

The Bank’s strategy is focused on increasing shareholder value through loan and deposit growth, the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  Key initiatives in 2020 include enhancing our brand, highlighting our digital offerings, refining our branch strategy, building on our relationship banking business and growing fee income.

Notwithstanding the actions taken by management to mitigate the impact on earnings of the current interest rate environment, net interest income, net interest margin and the Corporation’s profitability metrics remain under pressure.  These items could be negatively impacted by yield curve inversion, low yields available on new loans and securities and relatively high funding costs.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	12/31/19	12/31/18
	(dollars in thousands)
Assets:
Cash and cash equivalents	$38,968	$47,358

Investment securities:
Held-to-maturity, at amortized cost (fair value of $5,552)	—	5,504
Available-for-sale, at fair value	697,544	758,015
	697,544	763,519
Loans:
Commercial and industrial	103,879	98,785
Secured by real estate:
Commercial mortgages	1,401,289	1,281,295
Residential mortgages	1,621,419	1,809,651
Home equity lines	59,231	67,710
Consumer and other	2,431	5,958
	3,188,249	3,263,399
Allowance for loan losses	(29,289)	(30,838)
	3,158,960	3,232,561

Restricted stock, at cost	30,899	40,686
Bank premises and equipment, net	40,017	41,267
Right-of-use asset - operating leases	14,343	—
Bank-owned life insurance	83,119	80,925
Pension plan assets, net	18,275	15,154
Deferred income tax benefit	317	3,447
Other assets	15,401	16,143
	$4,097,843	$4,241,060
Liabilities:
Deposits:
Checking	$911,978	$935,574
Savings, NOW and money market	1,720,599	1,590,341
Time, $100,000 and over	242,359	309,165
Time, other	269,080	249,892
	3,144,016	3,084,972

Short-term borrowings	190,710	388,923
Long-term debt	337,472	362,027
Operating lease liability	15,220	—
Accrued expenses and other liabilities	21,317	16,951
	3,708,735	3,852,873
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 23,934,632 and 25,422,740 shares	2,393	2,542
Surplus	111,744	145,163
Retained earnings	274,376	249,922
	388,513	397,627
Accumulated other comprehensive income (loss), net of tax	595	(9,440)
	389,108	388,187
	$4,097,843	$4,241,060

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/19	12/31/18	12/31/19	12/31/18
	(dollars in thousands)
Interest and dividend income:
Loans	$117,171	$112,784	$28,789	$29,143
Investment securities:
Taxable	15,212	12,040	3,486	3,765
Nontaxable	11,467	13,413	2,648	3,220
	143,850	138,237	34,923	36,128
Interest expense:
Savings, NOW and money market deposits	18,563	12,105	4,707	3,282
Time deposits	14,494	10,452	3,133	2,923
Short-term borrowings	3,261	4,858	692	1,832
Long-term debt	7,363	8,315	1,805	1,916
	43,681	35,730	10,337	9,953
Net interest income	100,169	102,507	24,586	26,175
Provision (credit) for loan losses	33	(1,755)	(246)	(2,302)
Net interest income after provision (credit) for loan losses	100,136	104,262	24,832	28,477

Noninterest income:
Investment Management Division income	2,010	2,175	508	510
Service charges on deposit accounts	3,214	2,634	893	689
Net gains (losses) on sales of securities	14	(10,406)	14	(5,446)
Other	5,373	7,876	1,315	2,780
	10,611	2,279	2,730	(1,467)
Noninterest expense:
Salaries and employee benefits	37,111	36,465	10,575	9,118
Occupancy and equipment	11,904	11,686	3,192	2,944
Other	11,949	11,755	2,956	3,027
	60,964	59,906	16,723	15,089
Income before income taxes	49,783	46,635	10,839	11,921
Income tax expense	8,228	5,062	1,652	1,831
Net income	$41,555	$41,573	$9,187	$10,090

EARNINGS PER SHARE

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/19	12/31/18	12/31/19	12/31/18
	(dollars in thousands, except per share data)

Net income	$41,555	$41,573	$9,187	$10,090
Income allocated to participating securities	—	115	—	29
Income allocated to common stockholders	$41,555	$41,458	$9,187	$10,061

Weighted average:
Common shares	24,663,726	25,293,698	24,094,474	25,462,274
Dilutive stock options and restricted stock units	184,800	164,301	207,733	135,237
	24,848,526	25,457,999	24,302,207	25,597,511
Per Share:
Basic EPS	$1.68	$1.64	$.38	$.40
Diluted EPS	1.67	1.63	.38	.39
Cash Dividends Declared	.70	.64	.18	.17

FINANCIAL RATIOS

(Unaudited)

ROA	.99%	1.00%	.88%	.95%
ROE	10.61%	11.09%	9.32%	10.39%
Net Interest Margin	2.57%	2.64%	2.57%	2.68%
Dividend Payout Ratio	41.92%	39.26%	47.37%	43.59%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	12/31/19		12/31/18
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$2,928		$909
Past due 90 days or more and still accruing	—		—
Nonaccrual	423		1,663
	3,351		2,572
Troubled debt restructurings:
Performing according to their modified terms	1,070		1,289
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	465		472
	1,535		1,761
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,070		1,289
Past due 30 through 89 days	2,928		909
Past due 90 days or more and still accruing	—		—
Nonaccrual	888		2,135
	4,886		4,333
Other real estate owned	—		—
	$4,886		$4,333

Allowance for loan losses	$29,289		$30,838
Allowance for loan losses as a percentage of total loans	0.92%		0.94%
Allowance for loan losses as a multiple of nonaccrual loans	33.0	x	14.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Twelve Months Ended December 31,
	2019			2018
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$29,561	$638	2.16%	$29,588	$561	1.90%
Investment securities:
Taxable	367,157	14,574	3.97	357,650	11,479	3.21
Nontaxable (1)	405,454	14,515	3.58	451,174	16,978	3.76
Loans (1)	3,217,530	117,177	3.64	3,177,519	112,790	3.55
Total interest-earning assets	4,019,702	146,904	3.65	4,015,931	141,808	3.53
Allowance for loan losses	(30,080)			(34,960)
Net interest-earning assets	3,989,622			3,980,971
Cash and due from banks	36,482			36,377
Premises and equipment, net	40,894			40,240
Other assets	127,357			119,753
	$4,194,355			$4,177,341

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,721,604	18,563	1.08	$1,720,936	12,105.70
Time deposits	613,166	14,494	2.36	493,584	10,452	2.12
Total interest-bearing deposits	2,334,770	33,057	1.42	2,214,520	22,557	1.02
Short-term borrowings	137,546	3,261	2.37	210,023	4,858	2.31
Long-term debt	357,239	7,363	2.06	413,564	8,315	2.01
Total interest-bearing liabilities	2,829,555	43,681	1.54	2,838,107	35,730	1.26
Checking deposits	941,929			953,828
Other liabilities	31,258			10,530
	3,802,742			3,802,465
Stockholders' equity	391,613			374,876
	$4,194,355			$4,177,341
Net interest income (1)		$103,223			$106,078
Net interest spread (1)			2.11%			2.27%
Net interest margin (1)			2.57%			2.64%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended December 31,
	2019			2018
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$26,427	$108	1.62%	$28,081	$161	2.27%
Investment securities:
Taxable	360,130	3,378	3.75	366,907	3,604	3.93
Nontaxable (1)	387,948	3,352	3.46	424,301	4,076	3.84
Loans (1)	3,175,858	28,790	3.63	3,227,026	29,144	3.61
Total interest-earning assets	3,950,363	35,628	3.61	4,046,315	36,985	3.66
Allowance for loan losses	(29,714)			(33,708)
Net interest-earning assets	3,920,649			4,012,607
Cash and due from banks	34,635			34,733
Premises and equipment, net	40,388			40,590
Other assets	126,736			122,346
	$4,122,408			$4,210,276

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,753,114	4,707	1.07	$1,637,586	3,282.80
Time deposits	516,932	3,133	2.40	541,207	2,923	2.14
Total interest-bearing deposits	2,270,046	7,840	1.37	2,178,793	6,205	1.13
Short-term borrowings	138,869	692	1.98	271,987	1,832	2.67
Long-term debt	343,733	1,805	2.08	377,516	1,916	2.01
Total interest-bearing liabilities	2,752,648	10,337	1.49	2,828,296	9,953	1.40
Checking deposits	945,524			983,914
Other liabilities	33,342			12,706
	3,731,514			3,824,916
Stockholders' equity	390,894			385,360
	$4,122,408			$4,210,276
Net interest income (1)		$25,291			$27,032
Net interest spread (1)			2.12%			2.26%
Net interest margin (1)			2.57%			2.68%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s annual report on Form 10-K for the year ended December 31, 2019.  The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 13, 2020, when it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.